Exhibit 10.30

ALPHA AND OMEGA SEMICONDUCTOR LIMITED
2011 EXECUTIVE INCENTIVE PLAN
The following is a summary of the operation of the Executive Incentive Plan (the “Plan”)
established by Alpha and Omega Semiconductor Limited (the “Company”) for the 2011 calendar year.
Participants
Executive officers and Vice Presidents reporting to the Chief Executive Officer.
Performance Bonus
Participants are eligible to receive a bonus based on the level of attainment of pre-specified corporate performance goals. The Company's compensation committee establishes the performance goals to be attained.
Performance Goals
The corporate performance goals for the 2011 calendar year are revenue and operating income (after bonus payout). The amount of bonus earned is based 50% on revenue achieved and 50% on operating income achieved; however, there is no payout under either goal if the operating income is below 90% of target.
Target Bonus Awards
The Company's compensation committee establishes the bonuses payable based on the level of attainment of the corporate performance goals. The target bonuses for each named executive officer for the 2011 calendar year are as follows: Chief Executive Officer and Executive Vice President of Marketing and Product Lines, 80% of base salary; Chief Financial Officer and Chief Operating Officer, 50% of base salary; Chief Accounting Officer, 40% of base salary. Based on level of performance attained, actual bonus payouts can range from 40% to 200% of base salary for the Chief Executive Officer; 40% to 120% of base salary for the Executive Vice President of Marketing and Product Lines; 30% to 100% of base salary for the Chief Financial Officer and Chief Operating Officer; and 20% to 100% of base salary for the Chief Accounting Officer.
Payment of Bonus
A portion of the bonus is payable following the end of the first 6 months of 2011 calendar year based on achievement of performance goals for such semi-annual period. The bonus payable based on full-year performance is then reduced by the bonus amount paid with respect to such semi-annual period. In the event that Company performance declines in the second half of the year such that no annual bonus would be payable for the calendar year based on calendar year performance, the participant is not required to repay any bonus payment received based on the performance for the first 6 months of the year. The participant must remain in employment with the Company through the last day of the performance periods to receive a bonus for that period.